EXHIBIT 5

GLAUKOS CORPORATION

229 Avenida Fabricante

San Clemente, CA 92672

November 21, 2019

Glaukos Corporation

229 Avenida Fabricante

San Clemente, California 92672

Re:          Registration of Securities of Glaukos Corporation

Ladies and Gentlemen:

In connection with the registration of up to 909,744 shares of Common Stock of Glaukos Corporation, a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to options and restricted stock unit awards assumed by the Company and initially granted pursuant to the Avedro, Inc. 2019 Equity Incentive Plan, the Avedro, Inc. 2012 Equity Incentive Plan, as amended and the Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended (collectively, the “Plans”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the Plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Robert L. Davis
Robert L. Davis
Senior Vice President and General Counsel